<August 4, 1997 date stamp for the Secretary of State
for the State of Nevada appears here C15271-97>

                  ARTICLES OF SHARE EXCHANGE FOR
                 WINNERS INTERNET NETWORK, INC.,
                       A NEVADA CORPORATION

Pursuant to the provisions of Section 78.458 of the Nevada Revised Statutes, Winners Internet Network, Inc., a Nevada corporation (the "Corporation") and The Davki Agency, Inc., a Delaware corporation ("Davki"), hereby adopts and files the following Articles of Share Exchange:

FIRST: The name and place of incorporation of each corporation which is a party to this share exchange is as follows:

NAME                                        PLACE OF INCORPORATION

Winners Internet Network, Inc.
(the acquiring corporation)                 Nevada

The Davki Agency, Inc.
(the acquired corporation)                  Delaware

SECOND: The Plan of Reorganization (the "Plan") governing the share exchange between the Corporation and Davki, has been adopted by the Boards of Directors of the Corporation and Davki.

THIRD: The Plan has been consented to by the shareholders of the corporation owning a majority of the issued and outstanding shares of the sole class of voting common stock of the corporation and all of the shareholders of Davki. The number of shares of stock outstanding in each of the corporations (and the number of votes entitled to be cast) as of the date of the adoption of the Plan was as follows:

ENTITY                   TYPE OF SHARES           NUMBER OF SHARES OUTSTANDING

Winners Internet
Network, Inc.            Common                   299,494

The Davki Agency, Inc.   Common                   100

The number of shares of stock of each corporation which voted for or consented to the Plan was as follows:

ENTITY                    TYPE OF SHARES      FOR        AGAINST

Winners Internet
Network, Inc.             Common              20,000     0

The Davki Agency, Inc.    Common              100        0

FOURTH: The number of votes cast for or consenting to the Plan by each voting group entitled to vote was sufficient for approval of the share exchange by each such voting group.

FIFTH: The complete executed Plan is on file at the registered office or other place of business of the Corporation.

SIXTH: A copy of the Plan will be furnished by the Corporation, on request and without cost, to any shareholder of either corporation which is a party to the share exchange.

SEVENTH:  The share exchange is effective upon filing.

DATED this 31st day of July, 1997.


/s/ Michael Otto
----------------
President

STATE OF UTAH           )
                        :  ss.
COUNTY OF SALT LAKE     )

On this 31st day of July, 1997, personally appeared before me Michael Otto, personally known to me or proved to me on the basis of satisfactory evidence, and who, being by me duly sworn, did say that he is the President of Winners Internet Network, Inc., and that said document was signed by him in behalf of said corporation by authority of its bylaws, and said Michael Otto acknowledged to me that said corporation executed the same.


/s/ John Clayton
-------------
NOTARY PUBLIC

<Notary stamp for John Clayton appears here>


/s/ Michael Otto
------------
Secretary


STATE OF UTAH           )
                        :  ss.
COUNTY OF SALT LAKE     )

On this 31st day of July, 1997, personally appeared before me Michael Otto, personally known to me or proved to me on the basis of satisfactory evidence, and who, being by me duly sworn, did say that he is the Secretary of Winners Internet Network, Inc., and that said document was signed by him in behalf of said corporation by authority of its bylaws, and said Michael Otto acknowledged to me that said corporation executed the same.


/s/John Clayton
------------
NOTARY PUBLIC

<Notary stamp for John Clayton appears here>